GERSTEN SAVAGE LLP
600 Lexington Avenue
New York, NY 10022

December 28, 2007

Future Now Group Inc.
Galleria Building
61 Unquowa Road
Fairfield, CT 06824

Re:	Shares to be registered on Form SB-2

Gentlemen:

We have acted as counsel for Future Now Group Inc., a Nevada corporation, (the “Company”) and certain of its shareholders (the “Selling Shareholders”) in connection with the registration of up to 5,054,400 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), with an aggregate maximum offering price of $2,527,200 described in the prospectus of the Company dated December 28, 2007 (the “Prospectus”), contained in the Company’s Registration Statement on Form SB-2 (the “Registration Statement”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives and upon representations made by the Selling Shareholders. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based on and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 900,000,000 shares of Common Stock, with a par value of $0.001 per share, of which 71,242,191 shares are outstanding, and 50,000,000 shares of Preferred Stock, with a par value of $0.001, of which no shares are outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares of Common Stock when sold as contemplated by the Registration Statement will be duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Nevada. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

We hereby consent to the firm’s name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Prospectus and the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned “Interest of Named Experts and Counsel.” In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Very truly yours,
/s/ Gersten Savage LLP
Gersten Savage LLP